Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Momentive Performance Materials Inc. of our report dated March 2, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the changes in the presentation of comprehensive income discussed in Note 2 (u), the changes in presentation of segments discussed in Note 15, and the revisions to the guarantor and non guarantor condensed consolidating financial statements discussed in Note 16, as to which the date is November 27, 2012, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Momentive Performance Materials Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Albany, NY

November 27, 2012